EXHIBIT 99.1

Contact: Jack Lowry
Vice President of Finance and CFO
(734) 414-6100

PERCEPTRON ANNOUNCES $5 MILLION STOCK REPURCHASE PROGRAM

Plymouth, Michigan, October 19, 2010 – Perceptron, Inc. (NASDAQ: PRCP), the global leader in non-contact measurement and inspection solutions, today announced that its Board of Directors has approved the use of up to $5.0 million to repurchase shares of the Company’s common stock through December 31, 2011.  The Company has not repurchased any shares of its common stock during the past twelve months.

Harry T. Rittenour, President and Chief Executive Officer, commented, “This action taken by Perceptron’s Board of Directors reflects continued confidence in the Company, our markets, our products, our anticipated return to profitability in the near term, and the more stable economy we have experienced.  We are committed to maintaining a strong balance sheet and financial flexibility.  We invest in core technologies and related strategic opportunities, and return what we consider to be available cash to shareholders in the form of share repurchases.  Over the longer term, all of these actions reflect our commitment to enhancing shareholder value.”

In keeping with the share repurchase program approved by the Board, the Company may repurchase its common stock from time to time, in amounts, at prices and at such times as it deems appropriate, all subject to market conditions and other considerations.  The Company may make repurchases in the open market or in privately negotiated transactions.  The program, which is subject to market conditions and other factors, will be conducted in compliance with all applicable legal requirements.

The program does not obligate the Company to acquire any particular amount of common stock, and it may be modified or suspended at any time at the Company’s discretion.  Any repurchases would be funded from available cash on hand.  As of June 30, 2010, the Company had a total of $20.1 million in unrestricted cash, cash equivalents and short-term investments at various global locations.

About Perceptron®
Perceptron develops, produces, and sells non-contact measurement and inspection solutions for industrial and commercial applications.  The products from the Company’s Industrial Business Unit (IBU) provide solutions for manufacturing process control, as well as sensor and software technologies for non-contact measurement and inspection applications.  Automotive and manufacturing companies throughout the world rely on Perceptron’s metrology solutions to help them manage their complex manufacturing processes to improve quality, shorten product launch times and reduce overall manufacturing costs.  IBU also offers Value Added Services such as training and customer support services. Perceptron’s Commercial Products Business Unit (CBU) develops and manufactures a variety of handheld visual inspection devices and add-on accessories for professional tradespeople that are sold to and marketed through strategic partners.  Headquartered in Plymouth, Michigan, Perceptron has approximately 230 employees worldwide, with operations in the United States, Germany, France, Spain, Brazil, Japan, Singapore, China and India.  For more information about Perceptron, please visit www.perceptron.com.

47827 Halyard Drive • Plymouth, Michigan 48170 • Phone 734-414-6100 • Fax 734-414-4700

Safe Harbor Statement
Certain statements in this press release may be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, including the impact of repurchases of the Company’s Common Stock.  The Company assumes no obligation for updating any such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements.  Actual results could differ materially from those in the forward-looking statements due to a number of uncertainties in addition to those set forth in the press release, including, but not limited to, those set forth in “Item 1A – Risk Factors” of the Company’s Annual Report on Form 10-K for fiscal 2010.  The ability of the Company to develop and introduce new products, especially in markets outside of automotive, is subject to a number of uncertainties, including, general product demand and market acceptance risks, the ability of the Company to resolve technical issues inherent in the development of new products and technologies, the ability of the Company to identify and satisfy market needs, the ability of the Company to identify satisfactory distribution networks, the ability of the Company to develop internally or identify externally high quality cost effective manufacturing capabilities for the products, general product development and commercialization difficulties, and the level of interest existing and potential new customers may have in new products and technologies generally.

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